March 6, 2001

Board of Trustees
Vanguard Fixed Income Securities Fund
Post Office Box 2600
Valley Forge, PA  19482-2600

Ladies and Gentlemen:

     I have acted as counsel to Vanguard Fixed Income Securities Funds (the "Company") in connection with the proposed acquisition by three of the Company's series of the assets of three series of Vanguard Admiral Funds ("VAF"), as follows:

Acquiring Fund                              Acquired Fund
--------------                              -------------
Vanguard Short-Term Treasury Fund           Vanguard Admiral Short-Term Treasury
                                             Fund
Vanguard Intermediate-Term Treasury Fund    Vanguard Admiral Intermediate-Term
                                             Treasury Fund
Vanguard Long-Term Treasury Fund            Vanguard Admiral Long-Term Treasury
                                             Fund

     These proposed acquisitions are referred to as the "Transaction." While acting in this capacity, I have acquired a general familiarity with the Company's business operations, practices and procedures. You have asked that I render an opinion in connection with the Transaction regarding the status of the shares of each Acquiring Fund (the "Shares") that will be issued in exchange for the assets of each Acquired Fund. The Shares will be registered for public offer and sale with the U.S. Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "1933 Act") by filing of a registration statement on Form N-14 (the "Registration Statement").

     I understand that, on May 22, 2001, the shareholders of each Acquired Fund will hold a shareholder meeting to vote on proposal pursuant to which each Acquired Fund will be reorganized into the corresponding Acquiring Fund. I understand that, pending shareholder approval, this reorganization is scheduled to occur on or about May 31, 2001.

     In connection with the preparation of this opinion, I have examined originals, certified copies, or copies identified to me as being true copies, of various corporate documents and records of the Company and VAF, as well as such other instruments, documents and records as I have deemed necessary in order to render this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents provided to me, and the correctness of all statements of fact made in those documents.

     On the basis of the foregoing, I am of the opinion that the Shares will be legally and validly issued, fully paid and non-assessable, upon their issuance to each Acquired Fund as contemplated in the Transaction.

     I hereby consent to the filing of this opinion with and as a part of the Registration Statement.

Very truly yours,

/S/ Suzanne F. Barton
Suzanne F. Barton
Principal and Associate Counsel
The Vanguard Group, Inc.